UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
December 11, 2006
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49616	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Road, Suite 17, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
     On December 5, 2006, Halozyme Therapeutics, Inc. (“Halozyme”), F. Hoffman-La Roche Ltd (“LTD”) and Hoffman-La Roche Inc. (“INC”) (LTD and INC, collectively, “Roche”) entered into a License and Collaboration Agreement (the “Agreement”).
     Under the terms of the Agreement, Roche will obtain a worldwide, exclusive license to develop and commercialize product combinations of rHuPH20, Halozyme’s proprietary recombinant human hyaluronidase, and up to thirteen Roche target compounds resulting from the collaboration. Roche paid Halozyme $20,000,000 as an initial upfront payment for the application of rHuPH20 to three pre-defined Roche biologic targets. Pending the successful completion of a series of clinical, regulatory, and sales events, Roche may pay Halozyme further milestones which could potentially reach a value of up to $111 million. In addition, Roche may pay royalties on potential product sales for these first three targets. Over the next ten years, Roche will also have the option to exclusively develop and commercialize rHuPH20 with an additional ten targets to be identified by Roche, provided that Roche will be obligated to pay continuing exclusivity maintenance fees to Halozyme in order to maintain its exclusive development rights for these targets. For each of the additional ten targets, Roche may pay Halozyme further upfront and milestone payments of up to $47 million per target as well as royalties on potential product sales for each of these additional ten targets. Additionally, Roche will obtain access to Halozyme’s expertise in developing and applying rHuPH20 to Roche targets.
     In addition, on December 5, 2006, an affiliate of Roche purchased 3,385,000 shares of Halozyme’s common stock for an aggregate of approximately $11.1 million (as further described in Item 3.02 below).
     The preceding description of the Agreement is a summary of the material terms of that agreement and does not purport to be complete, and is qualified in its entirety by the copy of such agreement which will be filed in a subsequent amendment to this Form 8-K.
Item 3.02 Unregistered Sales of Equity Securities
     On December 5, 2006, Halozyme sold 3,385,000 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Shares”), to Roche Finance Ltd (“Roche Finance”) pursuant to a Stock Purchase Agreement (the “Purchase Agreement”). The Shares were sold at a per share purchase price of $3.27 per share and Halozyme received gross proceeds of approximately $11.1 million.
     No shareholder approval was required for the sale of the Shares. Roche Finance is an accredited investor as defined in the Securities Act of 1933, as amended (the “Securities Act”), and the Shares were sold pursuant to exemptions from registration under Regulation D of the Securities Act.
     Halozyme has not filed a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the Shares, but Halozyme may be required to register the Shares upon the occurrence of certain events set forth in a Registration Rights Agreement (the “Rights Agreement”) entered into between Halozyme and Roche Finance on December 5, 2006. Such triggering events include, but are not limited to, Halozyme’s registration of shares pursuant to a registration statement not currently in effect. The Rights Agreement will terminate at such time as Roche Finance may sell the Shares in any three month period pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended.
     The preceding descriptions of the Purchase Agreement and the Rights Agreement are summaries of the material terms of those agreements and do not purport to be complete, and are qualified in their entirety by the copies of such agreements which will be filed in a subsequent amendment to this Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
December 11, 2006	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer